                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

FORM 3                                                      OMB APPROVAL
                                                   -----------------------------
                                                   OMB NUMBER:  3235-0104
                                                   Expires:  April 30, 1997
                                                   Estimated average burden
                                                   hours per response ...... 0.5
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            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES



    Filed pursuant to Section16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940




1. Name and Address of Reporting Person

   Whitney                            Richard                            K.
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  (Last)                             (First)                         (Middle)

   21250 Hawthorne Boulevard
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                                    (Street)

   Torrance                          CA                               90503
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  (City)                             (State)                          (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)

   03/01/2000
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

   Total Renal Care Holdings, Inc. (TRL)
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5. Relationship of Reporting Person to Issuer:
       (Check all applicable)


                  Director                         10% Owner
           -----                           ------

            X     Officer (give                    Other (Specify
           -----           title below)    ------         below)

                    Chief Financial Officer
                   ----------------------------------

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6. If Amendment, Date of Original   (Month/Day/Year)


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
                                      Table 1 -- Non-Derivative Securities Beneficially Owned

1. Title of Security          2. Amount of Securities         3. Ownership Form:        4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                    Beneficially Owned              Direct (D) or             (Instr. 5)
                                 (Instr. 4)                      Indirect (I)
                                                                 (Instr. 5)
--------------------------    ---------------------------      -----------------        ------------------------------------------

Common Stock                      5,925                               D
--------------------------    ---------------------------      -----------------        ------------------------------------------

--------------------------    ---------------------------      -----------------        ------------------------------------------

--------------------------    ---------------------------      -----------------        ------------------------------------------

--------------------------    ---------------------------      -----------------        ------------------------------------------

--------------------------    ---------------------------      -----------------        ------------------------------------------

--------------------------    ---------------------------      -----------------        ------------------------------------------

--------------------------    ---------------------------      -----------------        ------------------------------------------

--------------------------    ---------------------------      -----------------        ------------------------------------------

--------------------------    ---------------------------      -----------------        ------------------------------------------

--------------------------    ---------------------------      -----------------        ------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                  (Print or Type Responses)


                                                                         (Over)
                                                                SEC 1473 (8-92)

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

FORM 3 (continued)


        Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security   2. Date Exer-   3. Title and Amount of Securities  4. Conversion   5. Ownership    6. Nature of
                                     cisable and     Underlying Derivative Security     or Exercise     Form of         Indirect
                                     Expiration     (Instr. 4)                          Price of        Derivative      Beneficial
                                     Date                                               Derivative      Security:       Ownership
                                    (Month Day                                          Security        Direct (D)     (Instr. 5)
                                     Year)                                                              or
                                  ------- ------- ---------------------------------                     Indirect (I)
                                  Date    Expira-                            Amount                    (Instr. 5)
                                  Exer-   tion                               or
                                  cisable Date             Title             Number
                                                                             of
                                                                             Shares
-------------------------------   ---    ----------  ------------------------  ------ --------------- --------------- -------------
Options (16b-3 plan; right        (1)    07/05/2005    Common Stock            4,167   $ 3.60/share        D
-------------------------------   ---    ----------  ------------------------  ------ --------------- --------------- -------------
   to buy)
-------------------------------   ---    ----------  ------------------------  ------ --------------- --------------- -------------
Options (16b-3 plan; right        (2)    05/08/2006    Common Stock            21,417  $18.75/share        D
-------------------------------   ---    ----------  ------------------------  ------ --------------- --------------- -------------
   to buy)
-------------------------------   ---    ----------  ------------------------  ------ --------------- --------------- -------------
Options (16b-3 plan; right        (3)    04/24/2007    Common Stock            25,000  $18.75/share        D
-------------------------------   ---    ----------  ------------------------  ------ --------------- --------------- -------------
   to buy)
-------------------------------   ---    ----------  ------------------------  ------ --------------- --------------- -------------
Options (16b-3 plan; right        (4)    08/31/2008    Common Stock            20,000  $19.00/share        D
-------------------------------   ---    ----------  ------------------------  ------ --------------- --------------- -------------
   to buy)
-------------------------------   ---    ----------  ------------------------  ------ --------------- --------------- -------------
Options (16b-3 plan; right        (5)    03/11/2009    Common Stock           100,000  $ 9.0625/share      D
-------------------------------   ---    ----------  ------------------------  ------ --------------- --------------- -------------
   to buy)
-------------------------------   ---    ----------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ---    ----------  ------------------------  ------ --------------- --------------- -------------

Explanation of Responses:

(1)  All of these options are currently exercisable.

(2) 14,278 shares currently exercisable, remaining 7,131 shares vest on April 24, 2000.

(3) 12,500 shares currently exercisable, remaining shares vest 6,250 shares each on April 24, 2000 and April 24, 2001.

(4) 5,000 shares currently exercisable, remaining shares vest 5,000 shares each on August 31, 2000, August 31, 2001 and August 31, 2002.

(5)  Vest 25,000 shares each on March 11, 2000, March 11, 2001, March 11, 2002 and March 11, 2003.

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.


  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

                                 /s/ Richard K. Whitney            3/16/2000
                              -------------------------------   ---------------
                              **Signature of Reporting Person        Date


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient,
      See Instruction 6 for procedure.